Exhibit 99.2


                        New York Community Bancorp, Inc.
                    Reports 3rd Quarter 2006 Diluted Cash EPS
                     of $0.24 & Diluted GAAP EPS of $0.21(1)

      Board of Directors Declares $0.25 Per Share Quarterly Cash
                               Dividend


    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 25, 2006--3rd Quarter 2006
Highlights

    -- The average yield on loans rose to 5.94% in the current third quarter from 5.85% and 5.79%, respectively, in the trailing and year-earlier three months.

    -- Loans outstanding totaled $19.8 billion and represented 68.3% of total assets at quarter-end.

    -- Originations totaled $1.1 billion during the quarter, with mortgage loans accounting for $861.4 million, or 77.6%.

    -- Non-performing loans represented 0.16% of total loans at the close of the quarter, consistent with the measures at 6/30/06 and 12/31/05.

    -- Securities declined to $5.2 billion and represented 18.0% of total assets at quarter-end.

    -- Tangible stockholders' equity equaled 5.63% of tangible assets at quarter-end, excluding after-tax mark-to-market adjustments; including these adjustments, the ratio was 5.43%.
        (2)

    New York Community Bancorp, Inc. (NYSE: NYB) today reported GAAP earnings of $62.5 million, or $0.21 per diluted share, and cash earnings of $69.7 million, or $0.24 per diluted share, for the three months ended September 30, 2006. The Company's third quarter 2006 cash earnings thus contributed $7.2 million, or 11.5%, more to tangible stockholders' equity than its GAAP earnings alone. (1)(2)

    For the nine months ended September 30, 2006, the Company reported GAAP earnings of $179.5 million, or $0.63 per diluted share, reflecting the impact of an $18.8 million, or $0.07 per diluted share, post-merger repositioning charge recorded in the second quarter in connection with the sale of securities following the Company's acquisition of Atlantic Bank of New York ("Atlantic Bank") on April 28, 2006. Excluding this charge, and a $3.6 million after-tax mark-to-market loss on interest rate swaps recorded in the year's first quarter, the Company reported operating earnings of $201.9 million, or $0.71 per diluted share, and cash earnings of $221.3 million, or $0.78 per diluted share, for the nine months ended September 30, 2006. (1)(3)

    For the three and nine months ended September 30, 2005, the Company reported GAAP earnings of $77.6 million and $255.2 million, equivalent to $0.30 and $0.97 per diluted share, respectively.

    Commenting on the Company's third-quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, "While the inversion of the yield curve continues to pressure our earnings, we believe that the magnitude of its impact has been tempered by the actions we have taken to reposition our balance sheet in the past two years. Most recently, the additions of Long Island Financial and Atlantic Bank have enabled us to diversify our mix of assets and deposits, and have supported our net interest margin in a difficult rate environment. While the average cost of our funds has increased, so too has the average yield on our assets, thus limiting the compression of our margin over the last three months.

    "The challenge we face is two-fold," Mr. Ficalora continued. "In addition to the pressure placed on our margin by the inversion of the yield curve, the erratic movement of market interest rates has inhibited loan refinancing and thus reduced the volume of prepayment penalties we've received. In the last three months, prepayment penalties totaled a modest $5.3 million, well below historical levels and, given the size of our loan portfolio, the level one might expect. At 2.24%, our current third-quarter margin reflects the classification of all prepayment penalties as interest income, which added six basis points to the current margin and seven and 21 basis points, respectively, to the margins now reported for the trailing and year-earlier three months. The classification of all, rather than some, prepayment penalties as interest income is consistent with current industry practice and should benefit our margin prospectively.

    "In the meantime, we are currently in the process of taking certain actions that we believe will ultimately foster revenue growth. With the integration of our commercial bank data processing systems set for mid-November, for example, our ability to serve our customers will be substantially enhanced. The integration will facilitate the marketing of our commercial bank franchise, and enable us to step up our efforts to cross-sell our products and services to the broader customer base of our much larger community bank.

    Board of Directors Declares $0.25 Per Share Quarterly Cash
Dividend

    "Notwithstanding the challenges posed by the inversion of the yield curve, we've maintained our tangible capital at a solid level while, at the same time, maintaining our quarterly cash dividend at $0.25 per share. Reflecting the strength of our balance sheet and our capital position, the Board of Directors last night reiterated its commitment to maintaining the dividend at this level, declaring a $0.25 per share dividend payable on November 15, 2006 to shareholders of record at the close of business on November 3rd," Mr. Ficalora said.

    Balance Sheet Summary

    The Company had total assets of $28.9 billion at September 30, 2006, a $195.5 million increase from the June 30, 2006 balance and a $2.6 billion, or 10.0%, increase from the balance recorded at December 31, 2005.

    Loans

    Loans accounted for $19.8 billion, or 68.3%, of total assets at the end of September, up $309.5 million from the trailing quarter-end balance and $2.7 billion, or 16.0%, from the balance recorded at December 31, 2005. The year-to-date growth of the loan portfolio reflects nine-month originations totaling $4.0 billion, including $1.1 billion in the third quarter, as well as the $1.2 billion of loans acquired in the Company's acquisition of Atlantic Bank. Loan growth was tempered by year-to-date repayments of $2.4 billion, including third-quarter repayments of $799.7 million.

    Multi-family loans totaled $14.7 billion at September 30, 2006 and represented 74.4% of loans outstanding, as compared to $12.9 billion, or 75.5% of total loans, at year-end 2005. In addition to the $440.7 million of multi-family loans acquired in the Atlantic Bank transaction, the 14.4% increase was driven by year-to-date originations totaling $2.4 billion, including third-quarter originations of $541.5 million. At September 30, 2006, the average principal balance of a multi-family loan was $3.6 million. The portfolio had an average loan-to-value ratio of 63.7% and an expected weighted average life of 3.8 years at that date.

    Commercial real estate loans totaled $3.0 billion at September 30, 2006 and represented 15.2% of loans outstanding, as compared to $2.9 billion, or 17.0% of total loans, at year-end 2005. In addition to the $237.4 million of loans acquired in the Atlantic Bank transaction, the increase reflects nine-month originations of $261.4 million, including $48.1 million in the third quarter of the year. At September 30, 2006, the average principal balance of a commercial real estate loan was $2.2 million. The portfolio had an average loan-to-value ratio of 56.3% and an expected weighted average life of 3.7 years at that date.

    Construction loans totaled $1.2 billion and represented 6.0% of loans outstanding at the end of September, an increase from $854.2 million, representing 5.0% of total loans, at year-end 2005. The growth of the portfolio was largely due to organic loan production, with nine-month originations totaling $830.2 million, including $262.4 million in the third quarter of the year. Construction loans represented 20.8% of total loans produced in the current nine-month period, as compared to 10.7% in the year-earlier nine months.

    Other loans rose $446.5 million over the current nine-month period, and totaled $621.6 million at September 30, 2006. The increase reflects the $436.8 million of loans acquired in the Atlantic Bank transaction and year-to-date originations of $452.9 million, including third-quarter originations of $248.0 million. Business loans accounted for $585.5 million of total other loans at the close of the third quarter, and for $244.8 million and $444.3 million of other loans produced in the three- and nine-month periods, respectively.

    At the present time, the Company has a pipeline of approximately $618 million, including approximately $393 million of multi-family loans. The level of the pipeline is a function of various factors, including the current rate environment, which has limited loan refinancing activity in recent quarters, and competition for product, which has increased.

    Asset Quality

    The Company extended its record of asset quality in the current third quarter, with non-performing loans representing 0.16% of total loans at the end of September, unchanged from the ratios recorded at June 30, 2006 and December 31, 2005. Non-performing loans totaled $32.2 million at the close of the current third quarter, as compared to $30.4 million and $27.6 million, respectively, at the earlier dates.

    With other real estate owned holding steady at $1.3 million, non-performing assets totaled $33.5 million, $31.7 million, and $28.9 million, and represented 0.12%, 0.11%, and 0.11% of total assets, at September 30, 2006, June 30, 2006, and December 31, 2005, respectively.

    The allowance for loan losses totaled $85.5 million at the close of the current third quarter, as compared to $79.7 million at year-end 2005. The increase reflects the addition of a $6.1 million loan loss allowance in connection with the Atlantic Bank acquisition, which was partly offset by nine-month charge-offs of $279,000, including $126,000 in the third quarter of the year. At September 30, 2006 and December 31, 2005, the allowance for loan losses represented 265.98% and 289.17%, respectively, of non-performing loans and 0.43% and 0.47%, respectively, of total loans. The Company recorded no provision for loan losses during the current or year-earlier nine-month period.

    Securities

    The securities portfolio accounted for $5.2 billion, or 18.0%, of total assets at the end of September, as compared to $5.3 billion, representing 18.5% of total assets, at the close of the second quarter and $5.6 billion, representing 21.4% of total assets, at December 31, 2005. Included in the September 30, 2006 amount were available-for-sale securities of $2.1 billion, representing 41.0% of the total, and held-to-maturity securities of $3.1 billion, representing the remaining 59.0%. Available-for-sale securities were down $241.9 million, or 10.2%, from the year-end 2005 balance, while the balance of held-to-maturity securities was down $186.7 million, or 5.7%, during this time.

    Mortgage-related securities represented $1.7 billion of available-for-sale securities at the end of September, down from $2.0 billion at December 31, 2005. Debt and equity securities accounted for the remaining $410.7 million and $411.4 million of available-for-sale securities at the corresponding dates. The composition of the held-to-maturity securities portfolio was more evenly divided, with mortgage-related securities and other securities accounting for $1.4 billion and $1.6 billion, respectively, of the September 30, 2006 balance and for $1.6 billion and $1.7 billion, respectively, at December 31, 2005.

    Sources of Funds

    In the third quarter of 2006, the Company funded the growth of its loan portfolio through four primary sources: cash flows generated through the repayment of loans; an increase in deposits; the use of wholesale borrowings; and cash flows generated through the reduction of the securities portfolio.

    Deposits totaled $13.8 billion at the end of September, up $137.7 million from the balance recorded at the close of the second quarter and $1.6 billion, or 13.6%, from the balance recorded at December 31, 2005. The nine-month increase primarily reflects deposits acquired in the transaction with Atlantic Bank.

    Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing deposits) accounted for $254.8 million of the nine-month increase in total deposits, and amounted to $7.1 billion at September 30, 2006. The growth in core deposits was the net effect of a $323.8 million rise in non-interest-bearing accounts to $1.2 billion, a $47.5 million rise in savings accounts to $2.5 billion, and a $116.5 million reduction in NOW and money market accounts to $3.5 billion. While the balance of NOW and money market accounts was boosted by the Atlantic Bank transaction, the increase was partially offset by a strategic reduction in brokered deposits in the second quarter of the year.

    Certificates of deposit ("CDs") accounted for $1.4 billion of the increase in total deposits over the nine-month period, and amounted to $6.6 billion at September 30, 2006.

    The balance of wholesale borrowings totaled $10.3 billion at the end of September, comparable to the June 30, 2006 balance, but up $566.5 million from the balance recorded at December 31, 2005. In the first quarter of 2006, the Company had increased its use of wholesale borrowings in anticipation of completing the Atlantic Bank transaction; following the transaction, the Company utilized the cash flows from securities sales and repayments to prepay $886.1 million of wholesale borrowings. The balance of wholesale borrowings at September 30, 2006 represented 35.6% of total assets, an improvement from 35.7% and 37.0% at June 30, 2006 and December 31, 2005, respectively. During the first six months of 2006, the Company extended the maturity of wholesale borrowings totaling $1.2 billion to reduce its funding costs.

    Stockholders' Equity

    The Company recorded total stockholders' equity of $3.7 billion at September 30, 2006, up $14.8 million from the June 30, 2006 balance and $387.1 million, or 11.6%, from the balance recorded at December 31, 2005. The September 30, 2006 amount was equivalent to 12.83% of total assets and a book value of $12.66 per share, based on 293,217,441 shares.

    Tangible stockholders' equity, which is calculated by subtracting goodwill and core deposit intangibles ("CDI") from total stockholders' equity, equaled $1.4 billion at the end of September, up $17.8 million from the June 30, 2006 balance and $191.0 million, or 15.2%, from the balance recorded at year-end 2005. The Company's tangible stockholders' equity equaled 5.63% of tangible assets at the close of the current third quarter, excluding after-tax mark-to-market adjustments on securities, representing a nine-month increase of 22 basis points. Including after-tax mark-to-market adjustments on securities, the third quarter- and year-end measures were 5.43% and 5.19%, respectively.(2)

    At September 30, 2006, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company. In addition, the capital ratios for the Company's primary subsidiaries, New York Community Bank and New York Commercial Bank, continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act. For example, the Community Bank had a leverage capital ratio of 8.13% at quarter-end.

    Earnings Summary for the Three Months Ended September 30, 2006

    In the third quarter of 2006, consistent with current industry practice, the Company classified all prepayment penalties as interest income, rather than splitting such penalties between interest income and fee income as in the past.

    The following table reflects the impact of classifying all prepayment penalties as interest income on the Company's net interest income, non-interest income, and net interest margin in the three months ended September 30, 2006, June 30, 2006, and September 30,
2005:



(dollars in thousands)

                        Reclassification of Prepayment Penalties
                  ----------------------------------------------------
                      Net Interest Income      Non-interest Income
                  ----------------------------------------------------
                   3Q 2006  2Q 2006  3Q 2005 3Q 2006 2Q 2006 3Q 2005
                  ----------------------------------------------------
Pre-
 reclassification $135,971 $139,428 $135,440 $27,343 $28,247 $33,062
Post-
 reclassification  139,847  144,016  146,825  23,467  23,659  21,677
                  ====================================================

                        Reclassification of Prepayment Penalties
                  ----------------------------------------------------
                     Net Interest Margin
                  ----------------------------------------------------
                   3Q 2006 2Q 2006  3Q 2005
                  ----------------------------------------------------
Pre-
 reclassification  2.18%   2.22%    2.52%
Post-
 reclassification  2.24    2.29     2.73
                  ====================================================


    Net Interest Income

    The Company recorded third quarter 2006 net interest income of $139.8 million, down $4.2 million on a linked-quarter basis and $7.0 million year-over-year. The linked-quarter decline was the net effect of a $9.2 million rise in interest income to $361.3 million and a $13.3 million rise in interest expense to $221.5 million. The year-over-year decline was the net effect of a $62.0 million rise in interest income and a $69.0 million rise in interest expense. While interest income rose on a linked-quarter and year-over-year basis, its level was impacted by the amount of prepayment penalties received. In the third quarter of 2006, the contribution of prepayment penalties to interest income totaled $5.3 million, consistent with the level recorded in the trailing quarter, but down $7.9 million from the level recorded in the year-earlier three months.

    The level of net interest income was also impacted by the inversion of the yield curve, a function of the growing disparity between short- and intermediate-term interest rates. While the Fed funds rate was maintained at 5.25% over the course of the quarter, the five-year Constant Maturity Treasury rate fell 51 basis points to 4.59% during this time. The inversion of the yield curve also placed significant pressure on the Company's net interest margin, which equaled 2.24% in the current third quarter, as compared to 2.29% and 2.73% in the second quarter of 2006 and the third quarter of 2005, respectively. The impact of the yield curve was tempered by the full-quarter benefit of the Company's commercial bank acquisitions, which provided an attractive mix of lower-cost core deposits and facilitated the prepayment of higher-cost borrowings in the second quarter of the year.

    Linked-quarter Comparison

    The linked-quarter increase in interest income was driven by an $81.3 million rise in average interest-earning assets to $25.2 billion, together with a 12-basis point increase in the average yield to 5.74%. These increases were largely attributable to the full-quarter benefit of the Atlantic Bank transaction and the organic growth of the loan portfolio.

    Average loans rose $488.0 million to $19.4 billion over the course of the quarter, while the average yield on such assets rose nine basis points to 5.94%. As a result, the interest income produced by loans rose $11.8 million to $288.8 million in the current third quarter from the level recorded in the second quarter of the year.

    The increase in interest income produced by loans was partly offset by a decline in the interest income produced by securities, which fell $2.5 million to $72.1 million over the three-month period. The linked-quarter decline was the net effect of a $392.0 million reduction in the average balance to $5.7 billion and a 16-basis point rise in the average yield to 5.05%.

    The linked-quarter rise in interest expense was attributable to a $78.7 million increase in the average balance of interest-bearing liabilities to $23.5 billion, together with an 18-basis point increase in the average cost of funds to 3.74%. While the Fed funds rate did not increase over the course of the quarter, the average balance of higher-cost CDs rose substantially. The average balance of CDs rose $549.3 million to $6.4 billion in the current third quarter, while the average cost of such funds rose 27 basis points to 4.34%. As a result, the interest expense produced by CDs rose $10.7 million to $70.1 million from the level recorded in the trailing three-month period.

    The growth in CDs was partly offset by a $21.6 million decline in the average balance of borrowed funds to $11.0 billion, which was coupled with a five-basis point rise in the average cost to 4.18%. The net effect of the higher cost and the lower balance was a $2.2 million rise in interest expense on borrowed funds to $115.6 million over the three-month period.

    The average balance of core deposits meanwhile declined $411.8 million to $7.2 billion, tempering the impact of an 11-basis point rise in the average cost of such funds to 1.96%. The net effect was a $428,000 rise in the interest expense produced by core deposits to $35.7 million in the third quarter of 2006.

    Year-Over-Year Comparison

    The year-over-year increase in interest income was driven by a $3.3 billion rise in the average balance of interest-earning assets together with a 26-basis point rise in the average yield. The growth of the average balance was largely fueled by organic loan production and by the loans acquired in the transactions with Long Island Financial Corp. ("Long Island Financial") and Atlantic Bank. The higher yield was primarily due to the rise in market interest rates over the nine-month period, and to the higher yields provided by the growing loan portfolio.

    The interest income produced by loans rose $62.2 million year-over-year, fueled by a $3.8 billion increase in the average balance and a 15-basis point increase in the average yield. During this time, the interest income produced by securities fell $296,000, the net effect of a $461.7 million decline in the average balance and a 36-basis point rise in the average yield.

    The year-over-year increase in interest expense was driven by a $2.7 billion rise in the average balance of interest-bearing liabilities and an 85-basis point rise in the average cost of funds. In addition to the 150-basis point rise in the Fed funds rate over the past four quarters, the year-over-year rise in interest expense was largely due to an increase in term deposits and to an increase in the Company's use of borrowed funds. The interest expense produced by CDs rose $38.9 million from the year-earlier level, the result of a $2.0 billion increase in the average balance and a 150-basis point increase in the average cost. During this time, the interest expense produced by borrowed funds rose $19.6 million, the result of a $901.9 million increase in the average balance and a 44-basis point increase in the average cost.

    The year-over-year increase in interest expense was also fueled by a $10.5 million rise in the interest expense produced by core deposits, the result of a $264.5 million increase in the average balance and a 53-basis point rise in the average cost of such funds. The higher average balance largely reflects the core deposits acquired in the Company's commercial bank acquisitions, while the higher average cost reflects the steady rise in short-term interest rates.

    Non-interest Income

    Reflecting the reclassification of prepayment penalties as interest income, the Company recorded non-interest income of $23.5 million in the current third quarter, as compared to $23.7 million and $21.7 million, respectively, in the trailing and year-earlier three months.

    The year-over-year improvement in non-interest income was driven by a $2.0 million rise in fee income to $10.4 million, which more than offset a $170,000 reduction in other income to $13.0 million. The linked-quarter decline in non-interest income was the net effect of a $669,000 rise in fee income and an $861,000 reduction in other income.

    The linked-quarter and year-over-year improvements in fee income reflect the benefit of the Long Island Financial and Atlantic Bank acquisitions, which resulted in an increase in deposit accounts.

    While the linked-quarter decline in other income was attributable to a reduction in revenues from various sources, the year-over-year decline largely reflects a gain of $824,000 on the sale of certain assets that was recorded in the third quarter of 2005. Absent this gain, the level of other income recorded in the current third quarter would have exceeded the year-earlier level by $654,000, primarily reflecting an increase in the revenues from the Company's investment in Bank-owned Life Insurance and its 100% equity interest in Peter B. Cannell & Co., Inc., an investment advisory firm.

    Non-interest Expense

    Reflecting the full-quarter impact of the Long Island Financial and Atlantic Bank transactions, the Company recorded non-interest expense of $71.5 million in the current third quarter, as compared to $53.2 million in the third quarter of 2005. Operating expenses accounted for $16.2 million of the $18.3 million increase, with the amortization of CDI accounting for the remaining $2.1 million.

    Operating expenses rose to $66.4 million from $50.2 million over the past four quarters, primarily reflecting the addition of 29 branches in the Long Island Financial and Atlantic Bank transactions and the related expansion of the Company's branch and back-office staff. Compensation and benefits expense accounted for the bulk of the year-over-year increase in operating expenses, rising $8.4 million to $34.5 million, while occupancy and equipment expense rose $5.0 million year-over-year to $15.9 million. To a lesser extent, the rise in operating expenses was also attributable to a $1.9 million increase in general and administrative ("G&A") expense to $14.1 million and an $831,000 increase in other operating expenses to $2.0 million.

    In the second quarter of 2006, the Company's non-interest expense was boosted by a post-merger repositioning charge of $27.6 million, including $26.5 million for the prepayment of certain wholesale borrowings and $1.1 million for the termination of its interest rate swap agreements. On an after-tax basis, the charges were equivalent to $18.0 million and $760,000, respectively. Also included in second quarter non-interest expense were operating expenses of $61.1 million and CDI amortization of $4.5 million. The latter amounts reflect the two-month impact of the Atlantic Bank transaction, and were $5.3 million and $582,000, respectively, below the third-quarter 2006 levels, which reflected three months of combined operations with Atlantic Bank. The linked-quarter increase in operating expenses was primarily due to a $2.0 million rise in compensation and benefits expense, a $1.9 million rise in occupancy and equipment expense, and a $939,000 rise in G&A expense.

    Income Tax Expense

    The Company recorded income tax expense of $29.4 million in the current third quarter, up $5.5 million on a linked-quarter basis but down $8.4 million from the level recorded in the third quarter of 2005. In the second quarter of 2006, the level of pre-tax income was reduced by the post-merger repositioning charge recorded in connection with the Atlantic Bank transaction; as a result, the level of income tax expense was lower in the trailing quarter than it was in the current three-month period. The year-over-year reduction in income tax expense was the result of a $23.5 million decline in pre-tax income to $91.8 million and a decline in the effective tax rate to 32.0% from 32.7%.

    New York Community Bancorp, Inc. is the $28.9 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 17 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    Post-Earnings Conference Call

    The Company will host a conference call on October 25, 2006 at 9:30 a.m. (ET) to discuss its third quarter 2006 performance. The conference call may be accessed by dialing 800-946-0742 (for domestic calls) or 719-457-2650 (for international calls) and providing the following access code: 1904133. A replay of the conference call will be available approximately two hours following completion of the call through midnight on November 3rd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be web cast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on November 6, 2006.

        Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to, general economic conditions and trends, either nationally or locally in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, the level of prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services within existing lines of business in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update any forward-looking statements.

    (1) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.

    (2) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

    (3) Please see the reconciliation of GAAP and operating earnings.

            - Financial Statements and Highlights Follow -



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                  (in thousands, except share data)
                                             September 30,December 31,
                                                 2006        2005
                                             -------------------------
                                              (unaudited)
Assets
Cash and cash equivalents                     $   269,807 $   231,803
Securities available for sale:
  Mortgage-related securities                   1,726,665   1,967,770
  Other securities                                410,660     411,444
Securities held to maturity:
  Mortgage-related securities                   1,429,336   1,606,468
  Other securities                              1,641,991   1,651,570
                                             -------------------------
Total securities                                5,208,652   5,637,252
Mortgage loans:
  Multi-family                                 14,703,281  12,857,210
  Commercial real estate                        3,009,537   2,887,452
  Construction                                  1,179,231     854,161
  1-4 family                                      242,455     254,510
                                             ------------- -----------
Total mortgage loans                           19,134,504  16,853,333
Other loans                                       621,568     175,069
                                             -------------------------
Total loans                                    19,756,072  17,028,402
Less: Allowance for loan losses                   (85,530)    (79,705)
                                             -------------------------
Loans, net                                     19,670,542  16,948,697
Federal Home Loan Bank of New York stock, at
 cost                                             370,732     330,212
Premises and equipment, net                       197,615     140,279
Goodwill                                        2,151,951   1,980,689
Core deposit intangibles                          111,430      86,533
Other assets                                      943,557     928,240
                                             -------------------------
Total assets                                  $28,924,286 $26,283,705
                                             =========================

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts               $ 3,460,509 $ 3,576,983
  Savings accounts                              2,482,440   2,434,990
  Certificates of deposit                       6,639,156   5,247,029
  Non-interest-bearing accounts                 1,169,688     845,897
                                             -------------------------
Total deposits                                 13,751,793  12,104,899
                                             -------------------------
Official checks outstanding                        26,891      43,438
Borrowed funds:
  Wholesale borrowings                         10,283,853   9,717,392
  Junior subordinated debentures                  456,942     454,197
  Other borrowings                                354,649     357,069
                                             -------------------------
Total borrowed funds                           11,095,444  10,528,658
Mortgagors' escrow                                121,519      63,051
Other liabilities                                 216,629     218,782
                                             -------------------------
Total liabilities                              25,212,276  22,958,828
                                             -------------------------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                     --          --
  Common stock at par $0.01 (600,000,000
   shares authorized; 295,117,419 and
   273,396,452 shares issued; 295,117,419 and
   269,776,791 shares outstanding,
   respectively)                                    2,951       2,734
  Paid-in capital in excess of par              3,332,240   3,012,655
  Retained earnings (partially restricted)        441,544     475,501
  Less: Treasury stock (3,619,661 shares at
          December 31, 2005)                           --    (100,169)
        Unallocated common stock held by ESOP      (5,986)     (6,874)
        Common stock held by SERP                  (3,113)     (3,113)
  Net unrealized loss on securities available
   for sale, net of tax                           (45,539)    (43,359)
  Net unrealized loss on securities
   transferred to held to maturity, net of
   tax                                            (10,087)    (12,498)
                                             -------------------------
Total stockholders' equity                      3,712,010   3,324,877
                                             -------------------------
Total liabilities and stockholders' equity    $28,924,286 $26,283,705
                                             =========================




                        NEW YORK COMMUNITY BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)

                                    For the Three Months Ended
                              ---------------------------------------

                               September 30, June 30,   September 30,
                                   2006         2006        2005
                              -------------- ---------- -------------
Interest Income:
  Mortgage and other loans        $288,839   $277,057      $226,636
  Securities                        72,108     74,610        72,404
  Money market investments             350        478           217
                              -------------  ---------  ------------
Total interest income              361,297    352,145       299,257
                              -------------  ---------  ------------

Interest Expense:
  NOW and money market
   accounts                         30,397     30,834        22,087
  Savings accounts                   5,299      4,434         3,061
  Certificates of deposit           70,148     59,475        31,285
  Borrowed funds                   115,575    113,330        95,939
  Mortgagors' escrow                    31         56            60
                              -------------  ---------  ------------
Total interest expense             221,450    208,129       152,432
                              -------------  ---------  ------------
   Net interest income             139,847    144,016       146,825
Provision for loan losses               --         --            --
                              -------------  ---------  ------------

   Net interest income after
    provision for loan losses      139,847    144,016       146,825
                              -------------  ---------  ------------

Non-interest Income:
  Fee income                        10,437      9,768         8,394
  Net securities gains                  --         --            83
  Loss on mark-to-market of
   interest rate swaps                  --         --            --
  Other                             13,030     13,891        13,200
                              -------------  ---------  ------------
Total non-interest income           23,467     23,659        21,677
                              -------------  ---------  ------------

Non-interest Expense:
Operating expenses:
  Compensation and benefits         34,478     32,517        26,057
  Occupancy and equipment           15,875     13,959        10,886
  General and administrative        14,063     13,124        12,116
  Other                              2,012      1,516         1,181
                              -------------  ---------  ------------
Total operating expenses            66,428     61,116        50,240
  Post-merger repositioning
   charge                               --     27,609            --

  Amortization of core deposit
   intangibles                       5,049      4,467         2,930
                              -------------  ---------  ------------
Total non-interest expense          71,477     93,192        53,170
                              -------------  ---------  ------------
Income before income taxes          91,837     74,483       115,332
   Income tax expense               29,360     23,871        37,717
                              -------------  ---------  ------------
   Net Income                     $ 62,477   $ 50,612      $ 77,615
                              =============  =========  ============

   Basic earnings per share          $0.21      $0.18         $0.30
                              =============  =========  ============
   Diluted earnings per share        $0.21      $0.18         $0.30
                              =============  =========  ============

                                            For the Nine Months Ended
                                           ---------------------------

                                           September 30, September 30,
                                               2006          2005
                                           ------------- -------------
Interest Income:
  Mortgage and other loans                   $  821,519      $630,323
  Securities                                    218,564       249,468
  Money market investments                          994           558
                                           ------------- -------------
Total interest income                         1,041,077       880,349
                                           ------------- -------------

Interest Expense:
  NOW and money market accounts                  87,580        54,493
  Savings accounts                               12,391        10,410
  Certificates of deposit                       178,115        75,422
  Borrowed funds                                342,089       277,550
  Mortgagors' escrow                                141           193
                                           ------------- -------------
Total interest expense                          620,316       418,068
                                           ------------- -------------
   Net interest income                          420,761       462,281
Provision for loan losses                            --            --
                                           ------------- -------------

   Net interest income after provision for
    loan losses                                 420,761       462,281
                                           ------------- -------------

Non-interest Income:
  Fee income                                     28,531        24,785
  Net securities gains                            2,823         2,999
  Loss on mark-to-market of interest rate
   swaps                                         (6,071)           --
  Other                                          41,019        48,218
                                           ------------- -------------
Total non-interest income                        66,302        76,002
                                           ------------- -------------

Non-interest Expense:
Operating expenses:
  Compensation and benefits                      96,536        76,617
  Occupancy and equipment                        41,894        33,359
  General and administrative                     39,697        35,223
  Other                                           4,736         4,990
                                           ------------- -------------
Total operating expenses                        182,863       150,189
  Post-merger repositioning charge               27,609            --

  Amortization of core deposit intangibles       12,822         8,803
                                           ------------- -------------
Total non-interest expense                      223,294       158,992
                                           ------------- -------------
Income before income taxes                      263,769       379,291
   Income tax expense                            84,305       124,122
                                           ------------- -------------
   Net Income                                $  179,464      $255,169
                                           ============= =============

   Basic earnings per share                       $0.64         $0.98
                                           ============= =============
   Diluted earnings per share                     $0.63         $0.97
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.

             RECONCILIATION OF GAAP AND OPERATING EARNINGS

    Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its operating earnings are an important indication of its ability to generate earnings through ongoing operations.

    For the three months ended June 30, 2006, the Company calculated its operating earnings by subtracting from non-interest expense a pre-tax charge of $26.5 million stemming from the prepayment of certain wholesale borrowings and a pre-tax charge of $1.1 million stemming from the termination of its interest rate swap agreements following the Atlantic Bank acquisition, referred to collectively in the table below as the "post-merger repositioning charge."

    To calculate its operating earnings for the nine months ended September 30, 2006, the Company subtracted from its non-interest expense the pre-tax post-merger repositioning charge recorded in the second quarter, and added back to non-interest income a pre-tax non-cash loss on the mark-to-market of interest rate swaps that had been recorded in the first quarter of the year, in the amount of $6.1 million.

    Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

    A reconciliation of the Company's GAAP and operating earnings for the three months ended June 30, 2006 and the nine months ended
September 30, 2006 follows. As noted, the Company's operating earnings for the three months ended September 30, 2006 and 2005 and for the nine months ended September 30, 2005 were the same as its GAAP earnings for the respective periods.



                                For the                  For the
                           Three Months Ended       Nine Months Ended
                      ---------------------------- -------------------


(in thousands, except Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
 per share data)        2006      2006     2005       2006      2005
                      --------- -------- --------- --------- ---------
GAAP Earnings          $62,477  $50,612   $77,615  $179,464  $255,169
Adjustments to GAAP
 earnings:
  Loss on mark-to-
   market of interest
   rate swaps               --       --        --     6,071        --
  Post-merger
   repositioning
   charge                   --   27,609        --    27,609        --
Income tax effect on
 adjustments                --   (8,849)       --   (11,283)       --
                      --------- -------- --------- --------- ---------
Operating earnings     $62,477  $69,372   $77,615  $201,861  $255,169
                      ========= ======== ========= ========= =========

Diluted GAAP Earnings
 per Share               $0.21    $0.18     $0.30     $0.63     $0.97
Adjustments to
 diluted GAAP
 earnings per share:
  Loss on mark-to-
   market of interest
   rate swaps               --       --        --      0.01        --
  Post-merger
   repositioning
   charge                   --     0.06        --      0.07        --
                      --------- -------- --------- --------- ---------
Diluted operating
 earnings per share      $0.21    $0.24     $0.30     $0.71     $0.97
                      ========= ======== ========= ========= =========


                   NEW YORK COMMUNITY BANCORP, INC.

      RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH
                               EARNINGS

    While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders' equity.(1)

    The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income, but that have been added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings. For the three months ended June 30, 2006 and the nine months ended September 30, 2006, the Company also reported adjusted cash earnings, in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company's adjusted cash earnings were calculated by excluding from its cash earnings the post-merger repositioning charge recorded in the three months ended June 30, 2006 and the loss on the mark-to-market of interest rate swaps recorded in the three months ended March 31, 2006.

    Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names.

    A reconciliation of the Company's GAAP earnings and cash earnings for the three months ended September 30, 2006, June 30, 2006, and September 30, 2005 and for the nine months ended September 30, 2006 and 2005 follows, together with a reconciliation of its cash earnings and adjusted cash earnings for the three months ended June 30, 2006 and the nine months ended September 30, 2006.



                                For the                  For the
                           Three Months Ended       Nine Months Ended
                      ---------------------------- -------------------


(in thousands, except Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
 per share data)        2006      2006     2005       2006      2005
                      --------- -------- --------- --------- ---------
GAAP Earnings          $62,477  $50,612   $77,615  $179,464  $255,169
Additional
 contributions to
 tangible
 stockholders' equity:
  Amortization and
   appreciation of
   shares held in ESOP   1,557    1,568     1,775     4,740     5,411
  Associated tax
   benefits                 34      178       346       231     1,737
  Dividends on
   unallocated ESOP
   shares                  546      545     1,164     1,637     3,492
  Amortization of core
   deposit intangibles   5,049    4,467     2,930    12,822     8,803
                      --------- -------- --------- --------- ---------
Total additional
 contributions to
 tangible
 stockholders' equity    7,186    6,758     6,215    19,430    19,443
                      --------- -------- --------- --------- ---------
Cash earnings          $69,663  $57,370   $83,830  $198,894  $274,612
                      ========= ======== ========= ========= =========

Diluted GAAP Earnings
 per Share               $0.21    $0.18     $0.30     $0.63     $0.97
Additional
 contributions to
 diluted cash earnings
 per share:
  Amortization and
   appreciation of
   shares held in ESOP    0.01       --      0.01      0.02      0.02
  Associated tax
   benefits                 --       --        --        --      0.01
  Dividends on
   unallocated ESOP
   shares                   --       --        --      0.01      0.01
  Amortization of core
   deposit intangibles    0.02     0.02      0.01      0.04      0.04
                      --------- -------- --------- --------- ---------

Total additional
 contributions to
 diluted cash earnings
 per share                0.03     0.02      0.02      0.07      0.08
                      --------- -------- --------- --------- ---------
Diluted cash earnings
 per share               $0.24    $0.20     $0.32     $0.70     $1.05
                      ========= ======== ========= ========= =========

Cash Earnings          $69,663  $57,370   $83,830  $198,894  $274,612
Adjustments to cash
 earnings:
  Loss on mark-to-
   market of interest
   rate swaps               --       --        --     6,071        --
  Post-merger
   repositioning
   charge                   --   27,609        --    27,609        --
Income tax effect on
 adjustments                --   (8,849)       --   (11,283)       --
                      --------- -------- --------- --------- ---------
Adjusted cash earnings $69,663  $76,130   $83,830  $221,291  $274,612
                      ========= ======== ========= ========= =========

Diluted Cash Earnings
 per Share               $0.24    $0.20     $0.32     $0.70     $1.05
  Loss on mark-to-
   market of interest
   rate swaps               --       --        --      0.01        --
  Post-merger
   repositioning
   charge                   --     0.06        --      0.07        --
                      --------- -------- --------- --------- ---------
Adjusted diluted cash
 earnings per share      $0.24    $0.26     $0.32     $0.78     $1.05
                      ========= ======== ========= ========= =========


    (1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

                   NEW YORK COMMUNITY BANCORP, INC.

                RECONCILIATION OF STOCKHOLDERS' EQUITY

                   AND TANGIBLE STOCKHOLDERS' EQUITY

    Although tangible stockholders' equity is not a measure of capital calculated in accordance with GAAP, the Company believes that it is an important indication of its ability to grow both organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

    The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the total of its goodwill and core deposit intangibles ("CDI"). To calculate its ratio of tangible stockholders' equity to tangible assets, the Company subtracts the total of goodwill and CDI from both stockholders' equity and total assets. The Company's tangible book value is calculated by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

    Tangible stockholders' equity should not be considered in isolation or as a substitute for stockholders' equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity and the related tangible capital measures may differ from that of other companies reporting measures of capital with similar names.

    A reconciliation of the Company's stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and net income and adjusted net income at or for the three months ended September 30, 2006, June 30, 2006, and December 31, 2005 and the nine months ended September 30, 2006 and 2005 follows:



                                            At or for the
                                          Three Months Ended
                                --------------------------------------
                                 Sept. 30,     June 30,     Dec. 31,
(in thousands)                     2006         2006         2005
                                ------------ ------------ ------------

Total Stockholders' Equity      $ 3,712,010  $ 3,697,170  $ 3,324,877
Less: Goodwill                   (2,151,951)  (2,149,824)  (1,980,689)
      Core deposit intangibles     (111,430)    (116,478)     (86,533)
                                ------------ ------------ ------------
Tangible stockholders' equity   $ 1,448,629  $ 1,430,868  $ 1,257,655

Total Assets                    $28,924,286  $28,728,824  $26,283,705
Less: Goodwill                   (2,151,951)  (2,149,824)  (1,980,689)
      Core deposit intangibles     (111,430)    (116,478)     (86,533)
                                ------------ ------------ ------------
Tangible assets                 $26,660,905  $26,462,522  $24,216,483

Average Stockholders' Equity    $ 3,633,268  $ 3,575,874  $ 3,176,719
Less: Average goodwill           (2,149,848)  (2,100,638)  (1,938,147)
      Average core deposit
       intangibles                 (114,459)    (108,188)     (77,805)
                                ------------ ------------ ------------
Average tangible stockholders'
 equity                         $ 1,368,961  $ 1,367,048  $ 1,160,767

Average Assets                  $28,573,209  $28,551,319  $25,246,283
Less: Average goodwill           (2,149,848)  (2,100,638)  (1,938,147)
      Average core deposit
       intangibles                 (114,459)    (108,188)     (77,805)
                                ------------ ------------ ------------
Average tangible assets         $26,308,902  $26,342,493  $23,230,331

Net Income                          $62,477      $50,612      $36,916
Add: Amortization of core
      deposit intangibles, net
       of tax                         3,020        2,672        1,760
                                 -------------------------------------
Adjusted net income                 $65,497      $53,284      $38,676

                                                   At or for the
                                                 Nine Months Ended
                                             -------------------------
                                              Sept. 30,    Sept. 30,
(in thousands)                                  2006         2005
                                             ------------ ------------

Total Stockholders' Equity                   $ 3,712,010  $ 3,252,295
Less: Goodwill                                (2,151,951)  (1,937,680)
      Core deposit intangibles                  (111,430)     (78,750)
                                             ------------ ------------
Tangible stockholders' equity                $ 1,448,629  $ 1,235,865

Total Assets                                 $28,924,286  $25,014,944
Less: Goodwill                                (2,151,951)  (1,937,680)
      Core deposit intangibles                  (111,430)     (78,750)
                                             ------------ ------------
Tangible assets                              $26,660,905  $22,998,514

Average Stockholders' Equity                 $ 3,505,233  $ 3,199,014
Less: Average goodwill                        (2,077,447)  (1,942,033)
      Average core deposit intangibles          (102,774)     (83,447)
                                             ------------ ------------
Average tangible stockholders' equity        $ 1,325,012  $ 1,173,534

Average Assets                               $27,973,989  $24,780,803
Less: Average goodwill                        (2,077,447)  (1,942,033)
      Average core deposit intangibles          (102,774)     (83,447)
                                             ------------ ------------
Average tangible assets                      $25,793,768  $22,755,323

Net Income                                      $179,464     $255,169
Add: Amortization of core
      deposit intangibles, net of tax              7,670        5,287
                                             ------------ ------------
Adjusted net income                             $187,134     $260,456




                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)
                                               Three Months Ended
                                         -----------------------------
                                              September 30, 2006
                                         -----------------------------
                                                              Average
                                           Average            Yield/
                                           Balance   Interest  Cost
                                         -----------------------------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net          $19,424,240 $288,839  5.94 %
  Securities                               5,712,371   72,108  5.05
  Money market investments                    29,436      350  4.72
                                         -----------------------------
 Total interest-earning assets            25,166,047  361,297  5.74
 Non-interest-earning assets               3,407,162
                                         ------------
 Total assets                            $28,573,209
                                         ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts           $3,438,853  $30,397  3.51 %
  Savings accounts                         2,563,579    5,299  0.82
  Certificates of deposit                  6,416,244   70,148  4.34
  Mortgagors' escrow                         103,218       31  0.12
                                         -----------------------------
 Total interest-bearing deposits          12,521,894  105,875  3.35
  Borrowed funds                          10,972,048  115,575  4.18
                                         -----------------------------
 Total interest-bearing liabilities       23,493,942  221,450  3.74
 Non-interest-bearing deposits             1,228,255
 Other liabilities                           217,744
                                         ------------
 Total liabilities                        24,939,941
 Stockholders' equity                      3,633,268
                                         ------------
 Total liabilities and stockholders'
  equity                                 $28,573,209
                                         ============
 Net interest income/interest rate spread            $139,847  2.00 %
                                                     =================
 Net interest-earning assets/net interest
  margin                                  $1,672,105           2.24 %
                                         ============         ========
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.07 x
                                                              ========

 Core deposits                            $7,230,687  $35,696  1.96 %
                                         =============================

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)
                                               Three Months Ended
                                         -----------------------------
                                                 June 30, 2006
                                          ----------------------------
                                                               Average
                                            Average            Yield/
                                            Balance   Interest  Cost
                                          ----------------------------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net           $18,936,269 $277,057  5.85 %
  Securities                                6,104,410   74,610  4.89
  Money market investments                     44,104      478  4.35
                                          ----------------------------
 Total interest-earning assets             25,084,783  352,145  5.62
 Non-interest-earning assets                3,466,536
                                          ------------
 Total assets                             $28,551,319
                                          ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts            $3,803,638  $30,834  3.25 %
  Savings accounts                          2,582,918    4,434  0.69
  Certificates of deposit                   5,866,922   59,475  4.07
  Mortgagors' escrow                          168,149       56  0.13
                                          ----------------------------
 Total interest-bearing deposits           12,421,627   94,799  3.06
  Borrowed funds                           10,993,660  113,330  4.13
                                          ----------------------------
 Total interest-bearing liabilities        23,415,287  208,129  3.56
 Non-interest-bearing deposits              1,255,955
 Other liabilities                            304,203
                                          ------------
 Total liabilities                         24,975,445
 Stockholders' equity                       3,575,874
                                          ------------
 Total liabilities and stockholders'
  equity                                  $28,551,319
                                          ============
 Net interest income/interest rate spread             $144,016  2.06 %
                                                      ================
 Net interest-earning assets/net interest
  margin                                   $1,669,496           2.29 %
                                          ============         =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.07 x
                                                               =======

 Core deposits                             $7,642,511  $35,268  1.85 %
                                          ============================




                       NEW YORK COMMUNITY BANCORP, INC.
                         NET INTEREST INCOME ANALYSIS
                            (dollars in thousands)
                                 (unaudited)


                                      Three Months Ended September 30,
                                      --------------------------------
                                                  2006
                                      ------------------------------
                                                             Average
                                        Average              Yield/
                                        Balance    Interest   Cost
                                      ------------ --------- -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $19,424,240  $288,839   5.94 %
  Securities                            5,712,371    72,108   5.05
  Money market investments                 29,436       350   4.72
                                      ------------ --------- -------
 Total interest-earning assets         25,166,047   361,297   5.74
 Non-interest-earning assets            3,407,162
                                      ------------
 Total assets                         $28,573,209
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts        $3,438,853   $30,397   3.51 %
  Savings accounts                      2,563,579     5,299   0.82
  Certificates of deposit               6,416,244    70,148   4.34
  Mortgagors' escrow                      103,218        31   0.12
                                      ------------ --------- -------
 Total interest-bearing deposits       12,521,894   105,875   3.35
  Borrowed funds                       10,972,048   115,575   4.18
                                      ------------ --------- -------
 Total interest-bearing liabilities    23,493,942   221,450   3.74
 Non-interest-bearing deposits          1,228,255
 Other liabilities                        217,744
                                      ------------
 Total liabilities                     24,939,941
 Stockholders' equity                   3,633,268
                                      ------------
 Total liabilities and stockholders'
  equity                              $28,573,209
                                      ============
 Net interest income/interest rate
  spread                                           $139,847   2.00 %
                                                   ========= =======

 Net interest-earning assets/net
  interest margin                      $1,672,105             2.24 %
                                      ============           =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.07 x
                                                             =======

 Core deposits                         $7,230,687   $35,696   1.96 %
                                      ============ ========= =======

                                      Three Months Ended September 30,
                                      --------------------------------
                                                    2005
                                      --------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                      -------------- --------- -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net         $15,634,545  $226,636   5.79 %
  Securities                              6,174,083    72,404   4.69
  Money market investments                   29,893       217   2.88
                                      -------------- --------- -------
 Total interest-earning assets           21,838,521   299,257   5.48
 Non-interest-earning assets              3,171,742
                                      --------------
 Total assets                           $25,010,263
                                      ==============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts          $3,683,615   $22,087   2.38 %
  Savings accounts                        2,540,224     3,061   0.48
  Certificates of deposit                 4,371,220    31,285   2.84
  Mortgagors' escrow                         86,253        60   0.28
                                      -------------- --------- -------
 Total interest-bearing deposits         10,681,312    56,493   2.10
  Borrowed funds                         10,070,162    95,939   3.74
                                      -------------- --------- -------
 Total interest-bearing liabilities      20,751,474   152,432   2.89
 Non-interest-bearing deposits              742,346
 Other liabilities                          299,650
                                      --------------
 Total liabilities                       21,793,470
 Stockholders' equity                     3,216,793
                                      --------------
 Total liabilities and stockholders'
  equity                                $25,010,263
                                      ==============
 Net interest income/interest rate
  spread                                             $146,825   2.59 %
                                                     ========= =======

 Net interest-earning assets/net
  interest margin                        $1,087,047             2.73 %
                                      ==============           =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                           $6,966,185   $25,148   1.43 %
                                      ============== ========= =======


                     NET INTEREST INCOME ANALYSIS

                        (dollars in thousands)

                              (unaudited)



                                      Nine Months Ended September 30,
                                      --------------------------------
                                                   2006
                                      -------------------------------
                                                              Average
                                        Average               Yield/
                                        Balance     Interest   Cost
                                      ------------ ---------- -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $18,668,144   $821,519   5.87 %
  Securities                            5,928,496    218,564   4.92
  Money market investments                 30,164        994   4.41
                                      ------------ ---------- --------
 Total interest-earning assets         24,626,804  1,041,077   5.64
 Non-interest-earning assets            3,347,185
                                      ------------
 Total assets                         $27,973,989
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts        $3,600,867    $87,580   3.25 %
  Savings accounts                      2,512,672     12,391   0.66
  Certificates of deposit               5,859,821    178,115   4.06
  Mortgagors' escrow                      125,828        141   0.15
                                      ------------ ---------- --------
 Total interest-bearing deposits       12,099,188    278,227   3.07
  Borrowed funds                       11,015,469    342,089   4.15
                                      ------------ ---------- --------
 Total interest-bearing liabilities    23,114,657    620,316   3.59
 Non-interest-bearing deposits          1,107,236
 Other liabilities                        246,863
                                      ------------
 Total liabilities                     24,468,756
 Stockholders' equity                   3,505,233
                                      ------------
 Total liabilities and stockholders'
  equity                              $27,973,989
                                      ============
 Net interest income/interest rate
  spread                                            $420,761   2.05 %
                                                   ========== ========

 Net interest-earning assets/net
  interest margin                      $1,512,147              2.27 %
                                      ============            ========

 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.07 x
                                                              ========

 Core deposits                         $7,220,775    $99,971   1.85 %
                                      ============ ========== ========

                                       Nine Months Ended September 30,
                                       -------------------------------
                                                    2005
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net         $14,855,006  $630,323   5.66 %
  Securities                              6,678,537   249,468   4.98
  Money market investments                   29,009       558   2.57
                                        ------------ --------- -------
 Total interest-earning assets           21,562,552   880,349   5.44
 Non-interest-earning assets              3,218,251
                                        ------------
 Total assets                           $24,780,803
                                        ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts          $3,470,270   $54,493   2.10 %
  Savings accounts                        2,723,074    10,410   0.51
  Certificates of deposit                 3,995,786    75,422   2.52
  Mortgagors' escrow                        105,665       193   0.24
                                        ------------ --------- -------
 Total interest-bearing deposits         10,294,795   140,518   1.82
  Borrowed funds                         10,250,119   277,550   3.57
                                        ------------ --------- -------
 Total interest-bearing liabilities      20,544,914   418,068   2.70
 Non-interest-bearing deposits              735,791
 Other liabilities                          301,084
                                        ------------
 Total liabilities                       21,581,789
 Stockholders' equity                     3,199,014
                                        ------------
 Total liabilities and stockholders'
  equity                                $24,780,803
                                        ============
 Net interest income/interest rate
  spread                                             $462,281   2.74 %
                                                     ========= =======

 Net interest-earning assets/net
  interest margin                        $1,017,638             2.87 %
                                        ============           =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                           $6,929,135   $64,903   1.25 %
                                        ============ ========= =======





                    NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
        (dollars in thousands, except share and per share data)
                              (unaudited)

                                   For the Three Months Ended
                            ------------------------------------------
                              Sept. 30,     June 30,      Sept. 30,
                                2006          2006          2005
                            ------------- ------------- --------------
GAAP EARNINGS DATA:
Net income                      $62,477       $50,612       $77,615
Basic earnings per share           0.21          0.18          0.30
Diluted earnings per share         0.21          0.18          0.30
Return on average assets           0.87 %        0.71 %        1.24 %
Return on average tangible
 assets (1)                        1.00          0.81          1.38
Return on average
 stockholders' equity              6.88          5.66          9.65
Return on average tangible
 stockholders' equity (1)         19.14         15.59         26.49
Efficiency ratio (2)              40.68         36.45         29.82
Operating expenses to
 average assets                    0.93          0.86          0.80
Interest rate spread               2.00          2.06          2.59
Net interest margin                2.24          2.29          2.73
Shares used for basic EPS
 computation                292,244,262   287,473,052   260,580,328
Shares used for diluted EPS
 computation                293,550,619   288,948,750   262,615,785


Operating earnings              $62,477       $69,372       $77,615
Basic earnings per share           0.21          0.24          0.30
Diluted earnings per share         0.21          0.24          0.30
Return on average assets           0.87 %        0.97 %        1.24 %
Return on average tangible
 assets (1)                        1.00          1.09          1.38
Return on average
 stockholders' equity              6.88          7.76          9.65
Return on average tangible
 stockholders' equity (1)         19.14         21.08         26.49
Efficiency ratio (2)              40.68         36.45         29.82

CASH EARNINGS DATA: (4)
Cash earnings                   $69,663       $57,370       $83,830
Basic cash earnings per
 share                             0.24          0.20          0.32
Diluted cash earnings per
 share                             0.24          0.20          0.32
Cash return on average
 assets                            0.98 %        0.80 %        1.34 %
Cash return on average
 tangible assets (1)               1.06          0.87          1.46
Cash return on average
 stockholders' equity              7.67          6.42         10.42
Cash return on average
 tangible stockholders'
 equity (1)                       20.35         16.79         27.98
Cash efficiency ratio (2)         39.72         35.51         28.76

ADJUSTED CASH EARNINGS DATA:
 (4)
Cash earnings                   $69,663       $76,130       $83,830
Basic cash earnings per
 share                             0.24          0.26          0.32
Diluted cash earnings per
 share                             0.24          0.26          0.32
Cash return on average
 assets                            0.98 %        1.07 %        1.34 %
Cash return on average
 tangible assets (1)               1.06          1.16          1.46
Cash return on average
 stockholders' equity              7.67          8.52         10.42
Cash return on average
 tangible stockholders'
 equity (1)                       20.35         22.28         27.98
Cash efficiency ratio (2)         39.72         35.51         28.76

                                            For the Nine Months Ended
                                           ---------------------------
                                              Sept. 30,    Sept. 30,
                                                2006         2005
                                           ---------------------------
GAAP EARNINGS DATA:
Net income                                     $179,464     $255,169
Basic earnings per share                           0.64         0.98
Diluted earnings per share                         0.63         0.97
Return on average assets                           0.86 %       1.37 %
Return on average tangible assets (1)              0.97         1.53
Return on average stockholders' equity             6.83        10.64
Return on average tangible stockholders'
 equity (1)                                       18.83        29.59
Efficiency ratio (2)                              37.54        27.90
Operating expenses to average assets               0.87         0.81
Interest rate spread                               2.05         2.74
Net interest margin                                2.27         2.87
Shares used for basic EPS computation       282,314,713  260,221,487
Shares used for diluted EPS computation     283,779,872  262,363,539


OPERATING EARNINGS DATA (3)
Operating earnings                             $201,861     $255,169
Basic earnings per share                           0.72         0.98
Diluted earnings per share                         0.71         0.97
Return on average assets                           0.96 %       1.37 %
Return on average tangible assets (1)              1.08         1.53
Return on average stockholders' equity             7.68        10.64
Return on average tangible stockholders'
 equity (1)                                       21.08        29.59
Efficiency ratio (2)                              37.08        27.90

CASH EARNINGS DATA: (4)
Cash earnings                                  $198,894     $274,612
Basic cash earnings per share                      0.70         1.06
Diluted cash earnings per share                    0.70         1.05
Cash return on average assets                      0.95 %       1.48 %
Cash return on average tangible assets (1)         1.03         1.61
Cash return on average stockholders' equity        7.57        11.45
Cash return on average tangible
 stockholders' equity (1)                         20.01        31.20
Cash efficiency ratio (2)                         36.57        26.90

ADJUSTED CASH EARNINGS DATA: (4)
Cash earnings                                  $221,291     $274,612
Basic cash earnings per share                      0.78         1.06
Diluted cash earnings per share                    0.78         1.05
Cash return on average assets                      1.05 %       1.48 %
Cash return on average tangible assets (1)         1.14         1.61
Cash return on average stockholders' equity        8.42        11.45
Cash return on average tangible
 stockholders' equity (1)                         22.27        31.20
Cash efficiency ratio (2)                         36.12        26.90

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.
(2) The Company calculates its GAAP, operating, and cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings.
(3) Please see the reconciliation of GAAP and operating earnings.
(4) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.




                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)
                             At Sept. 30,  At June 30, At December 31,
                                 2006         2006          2005
                             -----------------------------------------
BALANCE SHEET DATA:
Book value per share              $12.66       $12.62         $12.43
Tangible book value per share
 (1)                                4.94         4.88           4.70
Stockholders' equity to total
 assets                            12.83 %      12.87 %        12.65 %
Tangible stockholders' equity
 to tangible assets (1)             5.43         5.41           5.19
Tangible stockholders' equity
 to tangible assets
excluding after-tax net
 unrealized losses on
 securities (1)                     5.63         5.69           5.41
Shares used for book value
 and tangible book value
 computation (1)             293,217,441  293,062,701    267,594,393
Total shares issued and
 outstanding                 295,117,419  295,056,819    269,776,791

ASSET QUALITY RATIOS:
Non-performing loans to total
 loans                              0.16 %       0.16 %         0.16 %
Non-performing assets to
 total assets                       0.12         0.11           0.11
Allowance for loan losses to
 non-performing loans             265.98       282.05         289.17
Allowance for loan losses to
 total loans                        0.43         0.44           0.47

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.




    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola
             First Senior Vice President
             Investor Relations
             516-683-4420